June 5, 2007	Mayer, Brown, Rowe & Maw LLP
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CommVault Systems, Inc.
2 Crescent Place
Oceanport, NJ 07757

Re:	Registration Statement on Form S-1 ] File No. 333-143271
Ladies and Gentlemen:
          We have acted as counsel to CommVault Systems, Inc., a Delaware corporation (the “Company”), in connection with the corporate proceedings taken and to be taken relating to the public offering by the Company and by certain stockholders of the Company of up to 8,625,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). We also have participated in the preparation of the Company’s Registration Statement on Form S-1 (File No. 333-143271) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to such Shares. The Company will offer and sell 300,000 of such shares of Common Stock pursuant to the Registration Statement (the “Primary Shares”) and up to 8,325,000 of such shares of Common Stock will be offered and may be sold by certain selling stockholders pursuant to the Registration Statement (the “Secondary Shares”). In rendering the opinion set forth below, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.
          Based upon the foregoing, we are of the opinion that:
          1. Upon the approval of the terms of the transaction and the underwriting arrangements by the Pricing Committee of the Board of Directors of the Company, the Primary Shares will have been duly authorized and, when the Primary Shares are delivered in accordance with the Underwriting Agreement in substantially the form filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and non-assessable.
          2. The Secondary Shares were validly issued and are fully paid and non-assessable.
          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.
CommVault Systems, Inc.
June 5, 2007

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP

Mayer, Brown, Rowe & Maw LLP